[LOGO]

                                    KELLWOOD

                                  NEWS RELEASE


                           KELLWOOD COMPANY COMPLETES
                          $400 MILLION CREDIT FACILITY


     St. Louis, MO, October 21, 2004 - Kellwood Company announced the completion of a $400 million five-year unsecured credit facility. This new facility, along with nearly $263 million of cash as of July 31, provides the Company with ample liquidity and financial flexibility to meet the operating, strategic, and corporate development needs of the Company.

     Funds borrowed under the new agreement and the $263 million of cash and time deposits will be used as a source of working capital, for general corporate purposes and to fund acquisitions.

     Banc of America Securities LLC, is the sole lead arranger and sole book manager. Banks participating in the new credit facility include Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, as syndication agent, USBank, The Bank of Nova Scotia, SunTrust and Wachovia as co-documentation agents. Bank of New York, HSBC, Mizuho Corp., Standard Chartered, Union Bank of CA and UMB St. Louis are co-agents. First Bank, Israel Discount Bank, Citibank and National City Bank are also participating in the new facility.

     Kellwood Company (NYSE: KWD) is a $2.4 billion marketer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.



                                       ###



FINANCIAL CONTACT:
Roger D. Joseph, VP Treasurer & IR, Kellwood Co., 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com.
W. Lee Capps III, Executive VP Finance & CFO, Kellwood Co., 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com.

MEDIA CONTACT:
Donna Weaver, VP Corp. Comm., Kellwood Co., 212.329.8072, Fax 212.329.8073 or donna_weaver@kellwood.com.